                                                                        CONTACT:
                                                                      Ana Thorne
                                                         Quarterdeck Corporation
                                                                    310-309-3787
                                                         athorne@quarterdeck.com
FOR IMMEDIATE RELEASE
                                                                       Sue Bohle
                                                               The Bohle Company
                                                                    310-785-0515
                                                                   sue@bohle.com

                                                                 Rebecca Bergman
                                                       Financial Relations Board
                                                                    310-442-0599
                                                                 reb@la.frbd.com
                                                (for financial information only)


                   QUARTERDECK CORPORATION'S NEW CEO ASSESSES
                     STATE OF THE COMPANY AND FUTURE OUTLOOK

               - SUMMARY OF INITIAL STATE OF THE COMPANY REVIEW -


MARINA DEL REY, CA - APRIL 3, 1997 - Quarterdeck Corporation's (Nasdaq:QDEK) new president and chief executive officer, Curt Hessler, today reported on his initial review of the company's operations and summarized the company's future plans. These plans include merging the company's business units in order to take more timely advantage of marketplace opportunities.

"I am impressed and have reconfirmed my confidence in the realization and promise of our core assets, product lines and marketing channels," said Hessler. "Operating performance for the just-completed quarter is expected to be in line with analysts' estimates based on last fall's restructuring and customer satisfaction with our core product set."

UNIFIED CORPORATE ORGANIZATION
The consolidation of its business units into a streamlined functional organization will allow Quarterdeck to better coordinate its sales channels, improve execution throughout the product life-cycle and accelerate the integration of its comprehensive PC utilities and communications technologies. Quarterdeck plans to divest or discontinue non-core products and continue to pare excess General and Administrative and property costs remaining from acquisitions. In addition, the company has introduced pay options for premium technical support and plans to place increased emphasis on OEM, site-license, international and on-line sales opportunities.

FOCUS ON CORE PRODUCT LINES
The product pipeline includes significant releases for all of Quarterdeck's major products over the remainder of the year. These products include Procomm Plus/RapidRemote, CleanSweep, Fix-It/WINProbe, Partition-It, QEMM, IWare and WebCompass. Clear leaders in their categories, Procomm Plus is number one in general communications; CleanSweep along with Remove-It place Quarterdeck as number one among uninstallers; IWare is number one in web enabling for Novell networks; and QEMM is a market leader in memory management. Other products are oncoming challengers in high growth markets: Partition-It in the disk partitioning category; and Fix-It/WINProbe in software and application diagnostics and conflict resolution.

Most recently, Quarterdeck's WINProbe product earned PC Magazine's distinguished Editor's Choice award in the 1997 Utility Guide April 8 issue; WebCompass, recognized as a "flexible and powerful program" in PC Magazine's Utility Guide, has also been awarded Network World's Blue Ribbon honor, receiving an 8.8 on the ScoreCord, surpassing Internet FastFind, WebSeeker and EchoSearch in the publication's March 17 issue.

FUTURE GROWTH OPPORTUNITIES
Quarterdeck is evolving its core utilities and communications product lines into a rich portfolio of smart, targeted tools for networked personal computing, whether on intranets or directly across the Internet. The company's goal is to develop products that simultaneously enhance user performance, simplify system management and reduce costs in the diverse PC networking environments that increasingly dominate nearly all sectors of individual and corporate computing and communications.

This fast-emerging new category for software tools leverages Quarterdeck's technology heritage, i.e., problem diagnosis and resolution, storage management, remote control of networked resources, inter-networking, and automated information retrieval and management. This direction for future growth is also a good fit for Quarterdeck's strong mix of retail distribution and direct marketing capabilities.

ABOUT QUARTERDECK

Quarterdeck Corporation is a developer and marketer of utilities and communications software for small business, home office, corporate, government and individual personal computer users. Its worldwide headquarters are in Marina del Rey, California, with Dublin, Ireland serving as its European headquarters. Further information on the company and its products may be obtained by calling 800-683-6696 toll free, or 813-523-9700, by accessing Quarterdeck's Web site at http://www.quarterdeck.com, or by sending email requests to info@quarterdeck.com.

                                    # # #

NOTE TO EDITORS: If you would like more information on Quarterdeck Corporation and its products, please view the Quarterdeck Press Center at http://www.quarterdeck.com/qdeck/press.

This release contains forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions such as "expected to" and "plans", reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Quarterdeck, Procomm Plus, CleanSweep, Remove-It, QEMM and WebCompass are registered trademarks of Quarterdeck Corporation or its subsidiaries. RapidRemote, Fix-It, WINProbe, Partition-It and IWare are trademarks of Quarterdeck Corporation or its subsidiaries. All other trademarks and tradenames are the properties of their respective holders.

TO CONTACT QUARTERDECK:

PRODUCT INFORMATION:    800-683-6696
                        813-523-9700
                        813-523-2391 FAX

ONLINE STORE:           http://www.qdeck.com/qdeck/howbuy

CUSTOMER SERVICE:       800-354-3222
                        573-443-3282
                        800-354-3329 FAX
                        info@quarterdeck.com EMAIL

Q/FAX PRODUCT INFO.:    800-371-4566

TECHNICAL SUPPORT:      Forum.qdeck.com

WEB SITE:               http:/www.quarterdeck.com

COMPUSERVE:             GO QUARTERDECK